Exhibit 5.1

Qwomar Building

P.O. Box 4649, Road Town

Tortola VG1110

British Virgin Islands

T: +1 284 494 1890

F: +1 284 494 1316

DD:+1 284 852 1899 E: Jose.santos@forbeshare.com Our Ref: 6216.001/JS/MBD Your Ref: Reference Scienjoy Holding Corporation Clarence Thomas Building, Road Town, Tortola, British Virgin Islands

24 November 2021

Dear Sirs

Scienjoy Holding Corporation (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company's Registration Statement on Form F-3("Form F-3"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (the "Registration Statement") related to the offering and sale of up to US$250,000,000 of any combination of (i) Class A ordinary shares, of no par value in the Company (the “Class A Shares”); (ii) Class A preferred shares, no par value each of the Company (the “Preferred Shares”), (iii) debt securities (”Debt Securities”) which may or may not be convertible into Ordinary Shares or Preferred Shares, at a price that will be stated in the agreement creating the Debt Securities, (iv) warrants (“Warrants”) entitling the holder to purchase an amount of Securities at a price that will be stated in the agreement creating the Warrants, (v) rights (“Rights”) entitling the holder to purchase an amount of securities at a price that will be stated in the agreement creating the Rights, and (vi) units (“Units” and together with the Class A Shares, the Preferred Shares, the Debt Securities, the Warrants and the Rights, the “Securities”) consisting of any combination of securities (the “Offering”).

In addition, selling shareholders named in the Registration Statement may offer and sell up to 4,492,650 Class A ordinary shares, of no par value in the Company (the “Resale Class A Shares”).

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 23 November 2021 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s amended and restated Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated 23 November 2021 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.3	A Director’s Certificate dated 23 November 2021 (the “Director’s Certificate").

1.4	A Certificate of Good Standing issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”).

1.5	The records of proceedings on file with and available for inspection on 23 November 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.6	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That the Company’s Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein.

2.5	That the form and terms of any and all Securities, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the British Virgin Islands.

2.6	That the applicable agreement creating the Debt Securities, the Warrants, the Rights and the Units and any supplement thereto and any other agreement or other document relating to any Debt Security, Warrant, Right or Unit will be valid and binding in accordance with its terms pursuant to its governing law.

2.7	That the issuance and sale of and payment for the Securities will be in accordance with the applicable agreement creating the Debt Securities, the Warrants, the Rights and the Units duly approved by the board of directors of the Company, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto).

2.8	That, upon the issue of any Securities, the Company will receive consideration for the full issue price thereof.

2.9	That all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preferred Shares are to be issued, all necessary corporate action to establish one or more series of Preferred Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

2.10	The capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto.

2.11	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.12	The obligations of the Company in connection with any Securities or any agreement or other document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction.

2.13	That there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

2.14	The validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

2.15	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the Peoples Republic of China or the United States of America.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Class A Shares and the Preferred Shares to be offered and sold by the Company as contemplated by the Registration Statement when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Class A Shares and Preferred Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

3.3	Upon the due issuance of the Debt Securities, the Warrants, the Rights and/or the Units, and payment of the consideration therefor, such Debt Securities, Warrants, Rights and Units will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

3.4	The Resale Class A Shares to be registered and sold by the relevant selling securityholders as contemplated by the Registration Statement were duly authorised for issue by the Company prior to their issue and such Resale Class A Shares were validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare
Forbes Hare